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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 2-86902


                             Trans Pacific Bancorp
            (Exact name of registrant as specified in its charter)


                               44 Second Street
                            San Francisco, CA 94105
                                 415-543-3377
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, no par value
           (Title of each class of securities covered by this Form)


                                     None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [_]     Rule 12h-3(b)(1)(i)     [x]
          Rule 12g-4(a)(1)(ii)    [_]     Rule 12h-3(b)(1)(ii)    [_]
          Rule 12g-4(a)(2)(i)     [_]     Rule 12h-3(b)(2)(i)     [_]
          Rule 12g-4(a)(2)(ii)    [_]     Rule 12h-3(b)(2)(ii)    [_]
                                          Rule 15d-6              [_]


     Approximate number of holders of record as of the certification or notice date: 3

     Pursuant to the requirements of the Securities Exchange Act of 1934 Trans Pacific Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 March 27, 1997             /s/ James F.X. Fahy
-----------------           ----------------------------------------------------
Date                        Name: James F.X. Fahy
                            Title: General Counsel, Vice President and Secretary